Exhibit 99.1

AAR reports fourth quarter and fiscal year 2026 results

Wood Dale, Illinois, July 21, 2026 — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, reported today ﬁnancial results for the fourth quarter and ﬁscal year 2026 ended May 31, 2026.

FOURTH QUARTER FISCAL YEAR 2026 HIGHLIGHTS

(As compared to Q4 FY2025)

•	Sales of $928 million; increased 23%
•	GAAP diluted EPS of $1.27
•	Adjusted diluted EPS of $1.53; increased 32%
•	GAAP Net income of $51 million
•	Adjusted EBITDA of $116 million; increased 27%
•	Adjusted EBITDA margin increased from 12.4% to 12.5%

FISCAL YEAR 2026 HIGHLIGHTS

(As compared to FY2025)

•	Sales of $3.3 billion; increased 19%
•	GAAP diluted EPS of $4.86
•	Adjusted diluted EPS of $5.05; increased 29%
•	GAAP Net income of $188 million
•	Adjusted EBITDA of $401 million; increased 24%
•	Adjusted EBITDA margin increased from 11.8% to 12.1%

“Our momentum continued into the fourth quarter as we delivered another strong set of results. Total adjusted sales were up 26%, including 13% organically,” stated John M. Holmes, AAR’s Chairman, President and CEO. “Growth was driven by each of our key parts, repair, and software platform activities in the quarter, led by our Parts Supply segment which grew 39%. Within Parts Supply, new parts Distribution activity organic growth was 19%. Our Repair, Engineering, and Software segment reported 35% sales growth in the quarter driven by a significant increase in our Component MRO activities, higher volumes in our Airframe MRO facilities, and growth in recurring revenue at Trax.”

“Our strong topline performance translated to an adjusted EBITDA increase of 27% in the quarter. We expanded our adjusted EBITDA margins from 12.4% to 12.5% year over year, despite the expected short-term dilutive impact of the HAECO Americas acquisition. Going forward, we expect further margin expansion as we shift our sales mix to higher margin offerings, complete the HAECO Americas integration, and continue to realize acquisition-related synergies.

“For the full Fiscal Year 2026, adjusted sales were up 20%, and organic adjusted sales grew 14%. Adjusted EBITDA increased 24% while adjusted EBITDA margins grew from 11.8% to 12.1%.

“Earlier in the fourth quarter we announced a new reporting structure consisting of four operating segments: Parts Supply; Repair, Engineering, and Software (RE&S); Government Solutions; and Legacy Commercial Programs. Along with the segment realignment we announced our intention to wind down the Legacy Commercial Programs business, reflecting our continued focus on growth, margin expansion, and additional cash flow generation. Total adjusted EBITDA margin from the combined Parts Supply, RE&S, and Government Solutions segments in the fourth quarter and full year was 13.0% and 12.7%, respectively.

“Cash flow performance in the quarter was also strong, helping us to continue to reduce our leverage. Adjusted cash from operations was $58 million in the quarter and $94 million for the full fiscal year, resulting in net leverage of 2.03x at the end of the fourth quarter. We are well within our target range of 2.0x to 2.5x, giving us flexibility to continue funding our strategic growth. Adjusted cash from operations as a percent of adjusted EBITDA was 50% for the fourth quarter and 24% over the last year.

Holmes concluded, “Our record Fiscal Year 2026 financial performance demonstrates that the strategic and operational changes we have made are creating a more durable, higher-growth, and higher-margin aviation aftermarket services platform. Over the last five years, we have grown adjusted EBITDA at a 37% CAGR while expanding adjusted EBITDA margins by an average of 100 basis points annually. Our execution has delivered industry leading turnaround times in our hangars, significant market share gains in distribution, and innovative new software products. Our recent acquisitions are performing well, with integration efforts proceeding ahead of schedule. Together, these achievements have strengthened our balance sheet and increased our financial flexibility to continue investing in our platform. Our disciplined growth strategy has us well-positioned to continue creating long-term value for our employees, customers, and shareholders.”

RECENT UPDATES

•	Announced segment realignment and wind-down of Commercial Programs business, reflecting continued focus on growth, margin expansion, and additional cash flow generation
•	Signed a multi-year commercial distribution agreement with Woodward to provide high-demand consumable parts for the CFM LEAP, GEnx, and CF34 engines
•	Component MRO facility in Wellington, Kansas received Collins Aerospace Supplier of the Year Award
•	Expanded Airbus proprietary component repair offering to include Airbus A320 slat repair at our Chonburi, Thailand Component MRO facility
•	Launched Airvoyant, an AI-powered aviation procurement solution to connect buyers directly to suppliers
•	Completed acquisition of Aircraft Reconfig Technologies in April, adding FAA Organization Designation Authorization (ODA) to AAR’s Engineering Services capabilities
•	Awarded a $305 million follow-on contract to provide contractor logistics support for the U.S. Navy and Marine Corps C-40A fleet, ensuring the fleet’s continued operational readiness and long-term sustainment

FOURTH QUARTER FISCAL YEAR 2026 RESULTS

Consolidated fourth quarter sales increased 23% to $928.0 million, compared to $754.5 million in the same quarter last year. Sales to commercial customers increased 31%, or $161 million, primarily due to double-digit organic growth across new parts Distribution within the Company's Parts Supply segment and the impact of the Company’s acquisitions of HAECO Americas and ADI. Sales to government customers increased 5%, or $12 million, over the same period last year, primarily due to the impact of ADI’s sales to government customers. Sales to commercial customers were 73% of consolidated sales, compared to 69% in the prior year quarter.

The Company reported net income of $50.7 million, or $1.27 per diluted share. For the fourth quarter of the prior year, the Company reported net income of $34.0 million, or $0.95 per share. Adjusted diluted earnings per share in the fourth quarter of ﬁscal year 2026 were $1.53, compared to $1.16 in the fourth quarter of the prior year.

Selling, general, and administrative expenses were $99.6 million in the current quarter, compared to $77.4 million in the prior year quarter. Acquisition, amortization, and integration expenses were $11.3 million in the quarter, compared to $0.3 million in the prior year quarter.

Operating margins were 8.6% in the quarter, compared to 9.7% in the prior year quarter. Adjusted operating margin increased to 10.6% in the current year quarter from 10.5% in the prior year quarter, primarily as a result of improved proﬁtability in the Company’s government business.

Net interest expense for the quarter was $16.3 million, compared to $18.4 million last year. Average diluted share count increased from 35.6 million shares in the prior year quarter to 39.6 million shares in the current year quarter primarily due to the Company’s equity offering in the second quarter of fiscal year 2026.

Cash ﬂow provided by operating activities was $55.3 million during the current quarter, compared to $51.4 million in the prior year quarter. As of May 31, 2026, net debt was $816.0 million and net leverage was 2.03x.

FISCAL YEAR 2026 RESULTS

Full Fiscal Year 2026 consolidated sales were $3.3 billion, an increase of 19% over Fiscal Year 2025 with growth primarily resulting from increased volumes in our Parts Supply segment and our HAECO Americas acquisition.

Operating margins were 8.4% for the full year, compared to 6.7% in fiscal year 2025. Adjusted operating margin increased to 10.2% in Fiscal Year 2026 from 9.6% in Fiscal Year 2025. The improved adjusted margins are primarily driven by growth in new parts Distribution.

Full Fiscal Year 2026 net income was $187.7 million, or $4.86 per diluted share. In Fiscal Year 2025, net income was $12.5 million, or $0.35 per share. Fiscal Year 2025 results included after-tax charges of $115.0 million associated with the sale of our Landing Gear Overhaul business and our FCPA settlement and related costs. Our adjusted diluted earnings per share was $5.05 in the current year, compared to $3.91 last year, reflecting the impact of our improved operating efficiency on higher sales volumes.

Sales to commercial customers were 72% of consolidated sales in the current year, compared to 71% in the prior year. Cash flow provided by operating activities was $98.7 million in Fiscal Year 2026. Excluding our accounts receivable financing program, our cash flow provided by operating activities was $94.3 million in Fiscal Year 2026.

FIRST QUARTER AND FULL YEAR FY 2027 GUIDANCE

The Company is providing the following guidance for the first quarter and full year fiscal 2027:

First quarter FY 2027 As of July 21, 2026
Sales growth (ex. LCP)[1]	21% - 23%
Adjusted EBITDA margin (ex. LCP)[2]	12.25% - 12.75%

1 Reflects total sales growth excluding the Legacy Commercial Programs segment.

2 Reflects adjusted EBITDA margin excluding the Legacy Commercial Programs segment.

Full year FY 2027 As of July 21, 2026
Sales growth (ex. LCP)[1]	Low double-digits to low teens

Conference call information

On Tuesday, July 21, 2026, at 4 p.m. Central time, AAR will hold a conference call to discuss the results. A listen-only webcast and slides can be accessed at https://edge.media-server.com/mmc/p/prwtjj9w. Participants may join via phone by registering at https://register-conf.media-server.com/register/BIeb8076db5c7c4237951e1cdddea84779. Once registered, participants will receive a dial-in number and a unique PIN that will allow them to access the call.

A replay of the conference call will be available for on-demand listening shortly after the completion of the call at the webcast link and will remain available for approximately one year.

The slides are also available on AAR’s website at https://www.aarcorp.com/en/investors/quarterly-results/

About AAR

AAR is a leading global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through three primary operating segments: Parts Supply; Repair, Engineering, and Software; and Government Solutions. Additional information can be found at aarcorp.com/.

Contact: Chris Tillett – Investor Relations | +1-630-227-5830 | investors@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including, but not limited to, our first quarter and full year FY 2027 guidance; continued focus on sales growth, margin expansion, and cash flow generation; financial flexibility and disciplined capital allocation; successful integration of acquisitions and achievement of related synergies; and creation of long-term value for employees, customers and stockholders.

Forward-looking statements often address our expected future operating and financial performance and financial condition, or targets, goals, commitments, and other business plans, and often may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on the beliefs of Company management, as well as assumptions and estimates based on information available to the Company as of the dates such assumptions and estimates are made, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: (i) factors that adversely affect the commercial aviation industry; (ii) adverse events and negative publicity in the aviation industry; (iii) a reduction in sales to the U.S. government and its contractors; (iv) cost overruns and losses on fixed-price contracts; (v) nonperformance by subcontractors or suppliers; (vi) our ability to manage our operational footprint; (vii) a reduction in outsourcing of maintenance and repair activity by airlines; (viii) a shortage of skilled personnel or work stoppages; (ix) competition from other companies; (x) financial, operational and legal risks arising as a result of operating internationally; (xi) failure to complete, integrate, and realize the anticipated benefits of acquisitions, including execution of related operational and financial plans; (xii) circumstances associated with divestitures; (xiii) inability to recover costs due to fluctuations in market values for aviation products and equipment; (xiv) cyber or other security threats or disruptions; (xv) a need to make significant capital expenditures to keep pace with technological developments in our industry; (xvi) restrictions on use of intellectual property and tooling important to our business; (xvii) inability to protect the value of our intellectual property; (xviii) our ability to manage our debt and fund our other liquidity needs; (xix) limitations on our ability to access the debt and equity capital markets or to draw down funds under loan agreements; (xx) non-compliance with restrictive and financial covenants contained in our debt and loan agreements; (xxi) changes in or non-compliance with laws and regulations related to federal contractors, the aviation industry, international operations, safety, and environmental matters, and the costs of complying with such laws and regulations; and (xxii) exposure to product liability and property claims that may be in excess of our liability insurance coverage. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.

For a discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K, Part I, “Item 1A, Risk Factors” and our other filings filed from time to time with the U.S. Securities and Exchange Commission. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The risks described in these reports are not the only risks we face, as additional risks and uncertainties are not currently known or foreseeable or impossible to predict accurately or risks that are beyond the Company’s control or deemed immaterial may materially adversely affect our business, financial condition or results of operations in future periods. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

AAR CORP. and subsidiaries

Condensed consolidated statements of income (In millions except per share data - unaudited)	Three months ended May 31,		Year ended May 31,
	2026	2025	2026	2025
Sales	$928.0	$754.5	$3,308.0	$2,780.5
Cost of sales	751.3	604.3	2,686.0	2,252.8
Gross profit	176.7	150.2	622.0	527.7
Provision for (Recovery of) credit losses	(0.1)	0.5	2.1	0.2
Selling, general, and administrative	99.6	77.4	349.3	347.7
Earnings from joint ventures	2.9	0.7	7.2	5.4
Operating income	80.1	73.0	277.8	185.2
Bargain purchase gain (loss)	(6.2)	––	29.5	––
Gain on sale of headquarters building	––	––	9.8	––
Gain (Loss) related to sale and exit of businesses, net	1.2	(7.1)	1.4	(72.4)
Interest expense, net	(16.3)	(18.4)	(70.5)	(73.6)
Other income (expense), net	(1.1)	0.1	(2.1)	(0.3)
Income before income tax expense	57.7	47.6	245.9	38.9
Income tax expense	7.0	13.6	58.2	26.4
Net income	$50.7	$34.0	$187.7	$12.5

Earnings per share – Basic	$1.28	$0.95	$4.88	$0.35
Earnings per share – Diluted	$1.27	$0.95	$4.86	$0.35

Share data used for earnings per share:
Weighted average shares outstanding – Basic	39.4	35.4	38.3	35.6
Weighted average shares outstanding – Diluted	39.6	35.6	38.4	35.8

AAR CORP. and subsidiaries

Condensed consolidated balance sheets (In millions)	May 31, 2026	May 31, 2025
	(unaudited)
ASSETS
Cash and cash equivalents	$84.0	$96.5
Restricted cash	23.8	12.7
Accounts receivable, net	386.8	354.8
Contract assets	148.4	140.3
Inventories, net	979.0	809.2
Other current assets	120.1	97.1
Total current assets	1,742.1	1,510.6
Property, plant, and equipment, net	166.9	158.5
Goodwill and intangible assets, net	861.9	750.4
Operating lease right-of-use assets, net	210.8	93.3
Rotable assets, net	180.3	172.4
Other non-current assets	193.9	159.4
Total assets	$3,355.9	$2,844.6

LIABILITIES AND EQUITY
Accounts payable	$295.6	$303.1
Other current liabilities	317.6	251.6
Total current liabilities	613.2	554.7
Long-term debt	893.9	968.0
Operating lease liabilities	101.1	79.6
Other non-current liabilities	43.9	30.7
Total liabilities	1,652.1	1,633.0
Equity	1,703.8	1,211.6
Total liabilities and equity	$3,355.9	$2,844.6

AAR CORP. and subsidiaries

Condensed consolidated statements of cash flows (In millions – unaudited)	Three months ended May 31,		Year ended May 31,
	2026	2025	2026	2025
Cash flows provided by operating activities:
Net income	$50.7	$34.0	$187.7	$12.5
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	21.8	14.3	75.3	57.8
Stock-based compensation expense	4.5	4.3	17.8	19.9
Bargain purchase gain (loss)	6.2	––	(29.5)	––
Gain on sale of building	––	––	(9.8)	––
Loss (Gain) on sale of business	––	5.9	(1.0)	68.9
Changes in certain assets and liabilities:
Accounts receivable	42.8	(40.6)	7.7	(82.8)
Contract assets	(6.1)	11.2	8.1	(26.6)
Inventories	(3.5)	(32.7)	(69.0)	(109.3)
Other current assets	12.0	7.1	(11.9)	(5.8)
Rotable assets	3.3	0.3	(22.3)	(23.9)
Accounts payable and accrued liabilities	(53.4)	39.9	(28.3)	111.4
Other	(23.0)	7.7	(26.1)	14.0
Net cash provided by operating activities	55.3	51.4	98.7	36.1

Cash flows provided by (used in) investing activities:
Property, plant, and equipment expenditures	(12.0)	(10.0)	(36.6)	(34.7)
Acquisitions, net of cash acquired	(37.4)	(4.4)	(259.4)	(1.5)
Hangar expansion activity, net	(4.3)	(4.5)	(28.8)	(4.0)
Proceeds from sale of building and land	0.3	––	25.1	4.7
Proceeds from sale of business	––	48.0	0.6	48.0
Other	(3.5)	(1.5)	(9.6)	(1.8)
Net cash provided by (used in) investing activities	(56.9)	27.6	(308.7)	10.7

Cash flows provided by (used in) financing activities:
Short-term borrowings (repayments) on Revolving Credit Facility, net	5.0	(55.0)	(227.0)	(20.0)
Proceeds from equity offering, net	––	––	273.9	––
Proceeds from long-term borrowings, net	––	––	153.0	––
Purchase of treasury stock	––	(10.1)	––	(10.1)
Other	4.3	(5.6)	8.7	(3.6)
Net cash provided by (used in) financing activities	9.3	(70.7)	208.6	(33.7)
Increase (Decrease) in cash and cash equivalents	7.7	8.3	(1.4)	13.1
Cash, cash equivalents, and restricted cash at beginning of period	100.1	100.9	109.2	96.1
Cash, cash equivalents, and restricted cash at end of period	$107.8	$109.2	$107.8	$109.2

AAR CORP. and subsidiaries

Third-party sales by segment (In millions - unaudited)	Three months ended May 31,		Year ended May 31,
	2026	2025	2026	2025
Parts Supply	$423.8	$305.5	$1,487.7	$1,099.6
Repair, Engineering, and Software	314.4	232.7	1,080.8	931.0
Government Solutions	130.2	141.5	502.3	495.4
Legacy Commercial Programs	59.6	74.8	237.2	254.5
	$928.0	$754.5	$3,308.0	$2,780.5

Operating income (loss) by segment (In millions- unaudited)	Three months ended May 31,		Year ended May 31,
	2026	2025	2026	2025
Parts Supply	$53.7	$49.7	$186.2	$156.8
Repair, Engineering, and Software	21.7	21.2	84.6	84.0
Government Solutions	18.7	11.6	56.7	35.1
Legacy Commercial Programs	1.5	1.3	––	8.6
	95.6	83.8	327.5	284.5
Corporate and other	(15.5)	(10.8)	(49.7)	(99.3)
	$80.1	$73.0	$277.8	$185.2

Adjusted net income, adjusted diluted earnings per share, organic adjusted sales growth, adjusted operating margin, adjusted cash flow used in operating activities, adjusted EBITDA, adjusted EBITDA margin, net debt, and net debt to adjusted EBITDA (net leverage) are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe these non-GAAP financial measures are relevant and useful for investors as they illustrate our core operating performance, cash flows, and leverage unaffected by the impact of certain items that management does not believe are indicative of our ongoing and core operating activities. When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance and leverage against that of other companies in the industries we compete. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our non-GAAP financial measures reflect adjustments for certain items including, but not limited to, the following:

•	Costs associated with U.S. Foreign Corrupt Practices Act (“FCPA”) matters that we self-reported to the U.S. Department of Justice and other agencies, including investigation costs and settlement charges.
•	Expenses associated with recent acquisition activity, including professional fees for legal, due diligence, and other acquisition activities, intangible asset amortization (including amortization of favorable lease assets classified within operating lease right-of-use assets), integration costs, bargain purchase gains, and compensation expense related to contingent consideration and retention agreements.
•	Legal judgments and reversals related to or impacted by the Russia/Ukraine conflict.
•	Contract termination costs and benefits are comprised of gains and losses that are recognized at the time of modifying, terminating, or restructuring certain customer and vendor contracts, including the impact from the U.S. government exercising their termination for convenience in the first quarter of fiscal year 2025 for our Mobility Systems business’s new-generation pallet contract.
•	Losses related to our exit from our Indian joint venture, our Landing Gear Overhaul business, and our Composites manufacturing business, including legal fees for the performance guarantee associated with the Composites’ A220 aircraft contract.

Adjusted EBITDA is net income before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation, and items of an unusual nature including but not limited to business divestitures and acquisitions, FCPA settlement and investigation costs, certain legal judgments, acquisition, integration, and amortization expenses from recent acquisition activity, headquarters relocation activity, product line exits, and significant customer contract terminations.

The Company is not providing a reconciliation of forward-looking financial measures to the most directly comparable forward-looking GAAP measure because the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, unusual gains and losses, the ultimate outcome of pending litigation, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. Each of the adjustments has not occurred, are out of the Company's control and/or cannot be reasonably predicted. For this reason, the Company is unable to address the probable significance of the unavailable information.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above-mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted net income (In millions - unaudited)	Three months ended May 31,		Year ended May 31,
	2026	2025	2026	2025
Net income	$50.7	$34.0	$187.7	$12.5
Acquisition, integration, and amortization expenses	17.9	3.1	54.0	26.7
Bargain purchase gain	6.2	––	(29.5)	––
Loss (Gain) related to sale of business/joint venture, net	(1.2)	7.1	(1.4)	70.3
Impairment charges and loss on sale of equity investments	0.7	––	1.0	––
Gain on sale of headquarters building	––	––	(9.8)	––
Impairment charge related to product line exit	––	––	4.9	––
Severance charges	––	––	1.0	––
Government COVID-related subsidy liability (reversal)	––	0.8	(0.7)	0.8
FCPA settlement and investigation costs	––	––	––	65.3
Russian bankruptcy court judgment (reversal)	––	––	––	(11.1)
Contract termination cost	––	––	––	0.2
Tax effect on adjustments (a)	(13.3)	(3.5)	(12.2)	(25.1)
Adjusted net income	$61.0	$41.5	$195.0	$139.6

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the impact from non-deductible items including the bargain purchase gain and the FCPA settlement charge.

Adjusted diluted earnings per share (unaudited)	Three months ended May 31,		Year ended May 31,
	2026	2025	2026	2025
Diluted earnings per share	$1.27	$0.95	$4.86	$0.35
Acquisition, integration, and amortization expenses	0.45	0.09	1.40	0.74
Bargain purchase gain	0.16	––	(0.77)	––
Impairment charges and loss on sale of equity investments	0.02	––	0.02	––
Loss (Gain) related to sale of business/joint venture, net	(0.04)	0.20	(0.02)	1.97
Gain on sale of headquarters building	––	––	(0.26)	––
Impairment charge related to product line exit	––	––	0.13	––
Severance charges	––	––	0.03	––
Government COVID-related subsidy liability (reversal)	––	0.02	(0.02)	0.02
FCPA settlement and investigation costs	––	––	––	1.84
Russian bankruptcy court judgment (reversal)	––	––	––	(0.31)
Tax effect on adjustments (a)	(0.33)	(0.10)	(0.32)	(0.70)
Adjusted diluted earnings per share	$1.53	$1.16	$5.05	$3.91

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the impact from non-deductible items including the bargain purchase gain and the FCPA settlement charge.

Adjusted operating margin (In millions - unaudited)	Three months ended			Year ended
	May 31, 2026	February 28, 2026	May 31, 2025	May 31, 2026	May 31, 2025
Sales	$928.0	$845.1	$754.5	$3,308.0	$2,780.5
Contract termination costs	––	––	(18.7)	––	(32.2)
Adjusted sales	$928.0	$845.1	$735.8	$3,308.0	$2,748.3

Operating income	$80.1	$65.8	$73.0	$277.8	$185.2
Acquisition, integration and amortization expenses	17.9	15.5	3.1	54.0	26.8
Impairment charge related to product line exit	––	4.9	––	4.9	––
Government COVID-related subsidy liability (reversal)	––	––	0.8	(0.7)	0.8
Severance charges	––	––	––	1.0	––
Gain related to sale of joint venture	––	––	––	––	(2.1)
FCPA settlement and investigation costs	––	––	––	––	65.3
Contract termination cost	––	––	––	––	0.2
Russian bankruptcy court judgment (reversal)	––	––	––	––	(11.1)
Adjusted operating income	$98.0	$86.2	$76.9	$337.0	$265.1

Operating margin	8.6%	7.8%	9.7%	8.4%	6.7%
Adjusted operating margin	10.6%	10.2%	10.5%	10.2%	9.6%

Organic adjusted sales growth for the three months ended May 31, 2026 (unaudited)

GAAP sales growth	23.0%
Impact of contract termination benefit	2.5
Impact of Landing Gear Overhaul divestiture	1.1
Impact of acquisitions within the last twelve months	(13.5)
Organic adjusted sales growth	13.1%

Organic adjusted sales growth for the year ended May 31, 2026 (unaudited)

GAAP sales growth	19.0%
Impact of contract termination benefit	1.2
Impact of Landing Gear Overhaul divestiture	2.4
Impact of acquisitions within the last twelve months	(8.6)
Organic adjusted sales growth	14.0%

Adjusted cash provided by operating activities (In millions - unaudited)	Three months ended May 31,		Year ended May 31,
	2026	2025	2026	2025
Cash provided by operating activities	$55.3	$51.4	$98.7	$36.1
Amounts outstanding on accounts receivable financing program:
Beginning of period	28.2	20.2	21.3	13.7
End of period	(25.7)	(21.3)	(25.7)	(21.3)
Adjusted cash provided by operating activities	$57.8	$50.3	$94.3	$28.5

Adjusted EBITDA (In millions - unaudited)	Three months ended May 31,		Year ended May 31,
	2026	2025	2026	2025
Net income	$50.7	$34.0	$187.7	$12.5
Income tax expense	7.0	13.6	58.2	26.4
Other (income) expense, net	1.1	(0.1)	2.1	0.3
Interest expense, net	16.3	18.4	70.5	73.6
Depreciation and amortization	21.0	13.7	72.1	55.2
Acquisition and integration expenses (benefit)	10.2	(0.9)	28.2	10.8
Bargain purchase gain	6.2	––	(29.5)	––
Loss (Gain) related to sale and exit of business/joint venture, net	(1.2)	7.1	(1.4)	70.3
Gain on sale of headquarters building	––	––	(9.8)	––
Impairment charge related to product line exit	––	––	4.9	––
Severance charges	––	––	1.0	––
Government COVID-related subsidy liability (reversal)	––	0.8	(0.7)	0.8
FCPA settlement and investigation costs	––	––	––	65.3
Russian bankruptcy court judgment (reversal)	––	––	––	(11.1)
Contract termination cost	––	––	––	0.2
Stock-based compensation	4.5	4.3	17.8	19.9
Adjusted EBITDA	$115.8	$90.9	$401.1	$324.2

Net income margin	5.5%	4.5%	5.7%	0.4%
Adjusted EBITDA margin	12.5%	12.4%	12.1%	11.8%

Net debt (In millions - unaudited)	May 31, 2026	May 31, 2025
Total debt	$900.0	$977.0
Less: Cash and cash equivalents	(84.0)	(96.5)
Net debt	$816.0	$880.5

Net debt to adjusted EBITDA (In millions - unaudited)	May 31, 2026	May 31, 2025
Adjusted EBITDA for the year ended	$401.1	$324.2
Net debt at year end	816.0	880.5
Net debt to Adjusted EBITDA	2.03	2.72